EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of March 16, 2020 (the “Exhibit Date”), NTN Buzztime, Inc. (the “Company,” “we,” “our” and “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): common stock, $0.005 par value per share (“common stock”).

General

The following is a brief description of the rights of our common stock. The description is qualified in its entirety by reference to, and should be read together with, our Restated Certificate of Incorporation (as amended, “Certificate”), our Bylaws (as amended, “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Our Certificate and Bylaws are filed as exhibits to our Annual Report on Form 10-K of which this exhibit is a part. Our Annual Report on Form 10-K is filed with the U.S. Securities and Exchange Commission and is publicly available. We encourage you to read our Certificate, our Bylaws and the applicable provisions of the DGCL for additional information.

Authorized Capital

We are authorized to issue up to 15,000,000 shares of common stock and up to 1,000,000 shares of preferred stock, $0.005 par value per share (the “preferred stock”). As of the Exhibit Date, we had 156,112 shares of preferred stock designated as Series A Cumulative Convertible Preferred Stock, all of which were issued and outstanding as of the Exhibit Date.

Rights of Holders of our Common Stock

Dividend Rights. Subject to preferences that may apply to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Upon our liquidation, dissolution or winding up, each share of our Series A Cumulative Convertible Preferred Stock has a preference over our common stock to the extent of $1.00 per share, but is not otherwise entitled to share in the proceeds of any liquidation, dissolution or winding up.

No Preemptive Rights. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Rights of Preferred Stock May be Senior to Rights of Common Stock. Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the holders of our common stock.

Anti-Takeover Effect Provisions

Certain provisions in our Certificate and in our Bylaws may have an anti-takeover effect, including:

Number of Directors. The number of directors on our board of directors is established by our board of directors, which may delay the ability of stockholders to change the composition of a majority of our board of directors.

No Cumulative Voting. Our stockholders cannot cumulate their votes in the election of directors, which limits the ability of minority stockholders to elect director candidates.

Filling of Vacancies. Our board of directors have the exclusive right to elect a director to fill any vacancy or newly created directorship.

Removing Directors. A director may be removed only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Prohibition on Written Consent. Our stockholders are prohibited from acting by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders. The affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with, the foregoing.

Calling Special Meetings. Special meetings of our stockholders may be called only by our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors. The affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with, the foregoing.

Advance Notice Procedures. Stockholders must comply with the advance notice procedures in our Bylaws to nominate candidates to our board of directors and to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from soliciting proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Bylaw Amendments. Our board of directors, by majority vote, may amend or repeal our Bylaws and may adopt new Bylaws. Our stockholders may not adopt, amend, or repeal our Bylaws or adopt new Bylaws except by the vote or written consent of at least 66 2/3% of the voting power of the Company. These provisions may inhibit the ability of an acquirer from amending our Certificate or our Bylaws to facilitate a hostile acquisition and may allow our board of directors to take additional actions to prevent a hostile acquisition.

Preferred Stock. Our board of directors can determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could significantly dilute the ownership of a hostile acquirer.

Additional Authorized Shares of Capital Stock. The shares of authorized common stock and preferred stock available for issuance under our Certificate could be issued at such times, under such circumstances, and with such terms as to impede a change in control.

Repurchases From Controlling Persons. Subject to certain exceptions, no purchase by the Company from any Controlling Person (as defined below) of shares of our stock owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below). The foregoing may not be amended without the affirmative vote of not less than a majority of our stock entitled to vote thereon; provided, however, that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of our stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of our stock entitled to vote on any matter, none of which is a Controlling Person.

In addition, we are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for three years following the date that such stockholder became an interested stockholder, unless: (i) before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder.

The term “business combination” generally includes mergers or consolidations resulting in a financial benefit to the interested stockholder. The term “interested stockholder” generally means any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who, together with affiliates and associates, owns (or owned within three years prior to the determination of interested stockholder status) 15% or more of the outstanding voting stock of the corporation.

Exclusive Forum

Our Bylaws provides that, unless we consent in writing to the selection of an alternative forum, the state courts of the State of Delaware (or, if no such state court has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on the Company’s behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Company to the Company or its stockholders, (C) any action asserting a claim against the Company or any director or officer or stockholder of the Company arising pursuant to any provision of the DGCL or the Certificate or the Bylaws, or (D) any action asserting a claim against the Company or any director or officer or stockholder of the Company governed by the internal affairs doctrine.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Under the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware courts.

Listing

Our common stock is listed on the NYSE American under the symbol “NTN.”

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.